Exhibit 99.1

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Media Contact:
Tripp Sullivan
Corporate Communications, Inc.
T 615 324 7335
E tripp.sullivan@cci-ir.com

Columbia Property Trust Adds Two REIT Industry Veterans
to the Board of Directors

Announces Time Frame for Expected Listing on the NYSE

ATLANTA (Sept. 4, 2013) - Columbia Property Trust today announced that Murray J. McCabe and Thomas G. Wattles have been appointed to the Company's Board of Directors, bringing the Board's current membership to nine directors, of whom eight are independent. The Company also narrowed its timing for an expected listing of its shares on the New York Stock Exchange to sometime during October 2013.
“Over the last several months, we have announced a number of transactions, corporate governance improvements, and senior management additions that enhance our growth profile and prepare us for a new future as a listed company,” said Nelson Mills, President, Chief Executive Officer, and Director of Columbia Property Trust. “Murray and Tom have well-established, successful track records with tremendous experience in leading and advising public and private real estate companies through various stages of growth. They are strong additions to our Board of Directors and complement the wealth of knowledge and experience of our other independent Board members. We look forward to leveraging their future contributions and strategic counsel as we prepare for an intended public listing on the New York Stock Exchange in October.”
McCabe has served as Managing Partner at Blum Capital Partners since 2012, where he serves as a member of the Management Committee and is responsible for overseeing and managing the firm's global real estate-related investment initiatives. Prior to that time, he spent 20 years at JPMorganChase & Co.

During his tenure, he held several positions in the Investment Banking Division, including Global Head of Real Estate and Lodging Investment Banking. In addition, McCabe served as a member of JPMorgan's Mergers and Acquisitions Fairness Opinion Committee and the Investment Banking Coverage Management Committee. McCabe is a member of the advisory board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley; an executive council member of the Real Estate Finance and Investment Center; and serves on the REIT Investment Funds advisory board for the McCombs School of Business at The University of Texas, Austin; and a director of RREEF Property Trust.
Wattles co-founded NYSE-listed DCT Industrial Trust in 2003 and currently serves as Executive Chairman of the Board. He also served as Chief Investment Officer from 2003 to 2005. Wattles' real estate career spans more than 30 years. Prior to founding DCT, he held a number of positions with Security Capital Group and its investees from 1991 to 2002. From 1991 to 1992, he oversaw multifamily acquisitions for Property Trust of America, which became Archstone Smith. In 1992, he was instrumental in founding Security Capital Industrial Trust, now known as Prologis Trust, and served as Chief Investment Officer, Co-Chairman and Chairman, and a member of the Board of Directors. As Managing Director and Chief Investment Officer of Security Capital Group, Wattles oversaw real estate research and served as a member of the Operating Committee as well as numerous private company boards of directors. Prior to Security Capital Group, he spent 11 years with LaSalle Partners, now known as Jones Lang LaSalle. Currently, Wattles serves as a director of NYSE-listed Regency Centers, where he chairs the Investment Committee and is a member of the Audit Committee.
About Columbia Property Trust
One of the nation's largest office REITs, Columbia Property Trust invests in high-quality commercial office properties in primary markets nationwide and has achieved an investment-grade rating from both Moody's and Standard & Poor's rating services. Currently, the REIT's $5+ billion portfolio consists of 82 operational buildings in 19 states and the District of Columbia, totaling 21 million square feet. For information about Columbia Property Trust, visit ColumbiaPropertyTrust.com.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers of this news release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this release. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.
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